Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

CARS, CROSSOVERS DRIVE FORD’S NOVEMBER SHARE GAIN

•	November car sales up 14 percent versus a year ago and crossovers up 26 percent; Ford, Lincoln and Mercury total U.S. sales were 118,536, essentially equal to year-ago sales

•	November retail share higher for the 13th time in 14 months

•	All-new Taurus sales up 54 percent versus year-ago levels

•	Fusion, Motor Trend magazine’s Car of the Year, also was up 54 percent and sets a new full-year sales record

•	Fiesta, the company’s first global ‘ONE Ford’ global car, debuts Wednesday at Los Angeles International Auto Show

•	Ford announces first quarter 2010 North American production plan

DEARBORN, Mich., Dec. 1, 2009 – Strengthened car and crossover sales fueled Ford, Lincoln and Mercury’s U.S. sales performance in November.  Car sales were up 14 percent and crossovers were up 26 percent for the month, with total sales of 118,536, essentially equal to year-ago sales.

“Consumer demand for our new high-quality, fuel-efficient products is driving Ford’s market share gains,” said Ken Czubay, Ford vice president, U.S. Marketing Sales and Service.  “Customers are rewarding Ford for its new vehicle lineup, featuring new technologies including SYNC, MyKey and Adaptive Cruise Control.”

Go to http://media.ford.com for news releases and high-resolution photographs.

Ford estimates its total market share in November was higher than a year ago and higher than its share in the first 10 months of 2009.  Ford’s November retail share was up for the 13th time in 14 months.

“The Ford plan is working, led by the strength of our product lineup and customer demand for our new cars, utilities and trucks,” said Czubay.  “Consumers increasingly are noticing that the Ford difference is our great products, our strong business and our leadership in quality, fuel efficiency, safety, smart technologies and value.”

November Sales Highlights

•	All-new Ford Taurus sales totaled 4,669, up 54 percent versus a year ago. Dealers reported retail sales were nearly double year-ago levels.

•
Ford Fusion, recently named Motor Trend magazine’s Car of the Year, also posted a sales increase of 54 percent versus year-ago levels.  In early November, Fusion set a new full-year sales record.  With November results now complete, Fusion year-to-date 2009 sales total 161,819.  The previous full-year record, set in 2007, was 149,552.

•	Other Ford, Lincoln and Mercury cars posting increases included Ford Focus (up 24 percent) and Mercury Milan (up 40 percent).

•
Crossover utilities also posted strong sales increases:  Ford Escape was up 51 percent and set a new November sales record; Ford Edge up 27 percent; Mercury Mariner up 5 percent.  In addition, sales of the all-new Lincoln MKT crossover totaled 648, its highest sales month to date.

•
Ford’s new EcoBoost engine technology and hybrid vehicles are winning customers, too.  For example, the conquest rate for the Taurus SHO is 60 percent.  EcoBoost provides customers up to 20 percent improvement in fuel economy and a 15 percent reduction in emissions versus larger-displacement engines.  EcoBoost is standard on the Taurus SHO and available on the Ford Flex, Lincoln MKS and Lincoln MKT.

•	Sales of hybrid vehicles totaled 2,361, up 73 percent versus a year ago. Ford hybrid models include the Ford Fusion, Ford Escape, Mercury Milan and Mercury Mariner.

Go to http://media.ford.com for news releases and high-resolution photographs.

Ford Fiesta

The all-new Fiesta – which debuts Wednesday at the Los Angeles International Auto Show – will further grow Ford’s car lineup.  This new entry in the U.S. – available in four- and five-door body styles – will set a new small car benchmark for fuel economy, safety, connectivity and powertrain technology in its segment.

North American Production

Ford plans to build 550,000 vehicles in the first quarter 2010, an increase of 201,000 units (58 percent) compared with the first quarter 2009.

Ford’s fourth quarter production plan is unchanged from the previous forecast of 570,000 vehicles.

# # #

Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 200,000 employees and about 90 plants worldwide, the company's automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.